Exhibit (h)(37)

APPENDIX A

TO

THE TRANSFER AGENCY SERVICES AGREEMENT

BETWEEN

EXCHANGE TRADED CONCEPTS TRUST

and

BROWN BROTHERS HARRIMAN & CO.

Dated as of 5/27/2020

The following is a list of Funds/Portfolios for which BBH shall serve under a Transfer Agency Services Agreement dated as of 9/28/2009 "the Agreement":

EMQQ Emerging Markets Internet & Ecommerce ETF

Hull Tactical US ETF

Vesper US Large Cap Short-Term Reversal Strategy ETF

North Shore Global Uranium Mining ETF

North Shore Dual Share Class ETF

Nifty India Financials ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

EXCHANGE TRADED CONCEPTS TRUST:

BY: /s/ J. Garrett Stevens

NAME: J. Garrett Stevens

TITLE: President

DATE: May 27, 2020